Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-84230


                                   PROSPECTUS

                               FRESH BRANDS, INC.

                         200,000 SHARES OF COMMON STOCK

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission relating to the public offering of shares of our common stock, and the associated common stock purchase rights (together, "Common Stock"). The shares of Common Stock that may be sold pursuant to this prospectus include 184,849 shares owned by the "Selling Shareholders" listed on page 8 of this prospectus. The sale of the shares is not being underwritten. The Selling Shareholders may sell or distribute the shares in the manner set forth beginning on page 9 of this prospectus, including through dealers, brokers or other agents, or directly to one or more purchasers from time to time or at any time during which the registration statement is effective. The price may be the market price prevailing at the time of sale or a privately negotiated price.

       We will not receive any of the proceeds from the sale of the shares. We will pay the expenses incident to the shares' registration.

                            ------------------------

       Our Common Stock is quoted on the Nasdaq National Market under the symbol "FRSH." On March 26, 2002, the last reported sale price of our Common Stock was $17.12 per share.

                            ------------------------

       INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SHARES.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is March 27, 2002

                                TABLE OF CONTENTS

         WHERE YOU CAN FIND MORE INFORMATION..........................1
         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............1
         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............2
         RISK FACTORS.................................................3
         USE OF PROCEEDS..............................................8
         SELLING SHAREHOLDERS.........................................8
         PLAN OF DISTRIBUTION.........................................9
         LEGAL MATTERS...............................................10
         EXPERTS ....................................................10

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. In this prospectus, the terms "Company," "we," "us," and "our" refer to Fresh Brands, Inc., its predecessors and its consolidated subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy and information statements and other information at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in Chicago, Illinois and New York, New York. Information on the operation of the public reference room is available by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information about us.

       This prospectus is part of our Form S-3 registration statement that we filed with the Commission to register the Selling Shareholders' resale of shares of our Common Stock. This prospectus does not contain all of the information contained in the registration statement. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the registration statement. The registration statement together with its exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, are incorporated by reference and made a part of this prospectus to the extent statements in this prospectus do not modify or supersede them:

1.     Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

2. The description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A, dated May 31, 2001, including any amendment or report filed for the purpose of updating such description; and

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

3. The description of the Company's Common Stock Purchase Rights set forth in the Company's Registration Statement on Form 8-A, dated October 12, 2001, including any amendment or report filed for the purpose of updating such description.

       You may request, at no cost, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed in writing or by phone to:

                        Fresh Brands, Inc.
                        2215 Union Avenue
                        Sheboygan, WI  53081
                        Attn:  Armand C. Go
                        Telephone Number:  (920) 457-4433
                        World Wide Web Address: www.fresh-brands.com

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Certain matters discussed in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include statements regarding our strategic plan to attempt to increase the size of our company. Other forward-looking statements may generally be identified as such because the context of such statements will include words such as the company "believes," "anticipates," "expects" or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties that may cause our results to differ materially. These risks include, but are not limited to, the risks set forth below under "Risk Factors." Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

                               FRESH BRANDS, INC.

       We are a supermarket retailer and grocery wholesaler. As of December 29, 2001, we owned and operated 27 retail supermarkets, 19 of which operated under the Piggly Wiggly(R) name and 8 of which operated under the Dick's Supermarkets(R) name. In addition, as of December 29, 2001, we franchised 72 supermarkets, all of which operated under the Piggly Wiggly(R) name. Our corporate and franchised supermarkets are sometimes collectively or interchangeably referred to in this prospectus as "our" supermarkets.

       We are the primary wholesale supplier to each of our supermarkets. We also serve as a wholesaler to a number of smaller, independently operated retail supermarkets and convenience stores in our market areas. As of December 29, 2001, we operated two distribution centers and a centralized bakery/deli production facility.

       We maintain our executive offices at 2215 Union Avenue, Sheboygan, Wisconsin 53081. Our phone number is (920) 457-4433 and you can visit our internet website at http://www.fresh-brands.com.

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

                                  RISK FACTORS

       Before you invest in our Common Stock, you should be aware that there are various risks, including those described below, associated with your investment. Such risks may have a material adverse effect on our business, financial condition or results of operations. You should carefully consider these risk factors, together with all of the other information included in, and incorporated by reference into, this prospectus before you decide whether to purchase our Common Stock.

       We Experience Intense, Ongoing Competition. We compete with other national, regional and local food wholesalers for new franchised supermarket operations, as well as independent customers. Our wholesale competitors include Fleming Companies, Inc., Supervalu Inc., Roundy's, Inc. and Nash Finch Co. Most of our retail supermarkets are located in close proximity to, and experience intense competition from, various national, regional and local chain, franchised and independently operated retail supermarkets. Competing supermarkets include Kohl's Food Stores, Pick `N Save, Cub Foods, Jewel Food Stores, Sentry Food Stores, Rainbow Foods, Dominick's Finer Foods and Copps Supermarkets. New supermarket openings or remodelings by our competitors in our retail markets can materially adversely affect our financial results.

       New "Supercenter" Openings May Hurt Our Retail Supermarket Business. Our retail supermarkets also compete with "alternative format" food stores, including warehouse club stores, such as Sam's Clubs, and deep discount "supercenters," such as Wal-Mart Supercenters, Big Kmart stores and SuperTarget stores. These competitors have substantially greater financial, marketing and other resources than we have. Over the past several years, a number of these supercenters and warehouse club stores have opened in markets where we have one or more retail supermarkets. We believe that additional supercenters and warehouse club stores will open in our existing and potential new retail markets in the future. These competitors have had a material adverse impact upon other competing retail supermarkets. The opening of additional new supercenters and warehouse club stores in our retail markets may have a material adverse effect on our financial results.

       Our Business Information Systems Are Being Replaced. In August 2001, we announced a three-year, $15 million capital expenditure project to replace and expand our current business information systems. This large investment will result in higher future depreciation costs, which will reduce our net earnings and earnings per share. In addition, we will devote significant management time to complete the project. Ongoing vendor support of certain of our key hardware systems is scheduled to cease next year. There can be no guarantee that our systems replacement project will be successful, or that it can be completed on schedule or on budget. Any failure or significant delay, or any significant cost overruns, will likely materially adversely affect our business, financial condition and results. Additionally, once we have our new business information systems in place, we cannot guarantee that we will be able to realize any significant management, operational or financial benefits.

       We May Not be Able to Successfully Implement Our Growth Strategy. Our strategic plan involves trying to increase our size over the next few years. If we are to be successful in achieving our growth goals, the vast majority of any such potential future growth is likely to come from our acquisition of other retail supermarkets. Through the end of 2001, we have only been able to successfully complete one business acquisition. There is no assurance that we can acquire any additional retail supermarkets or do so on favorable terms. Our failure or delay in acquiring suitable acquisition candidates, or our failure or delay to do so on favorable terms, will substantially limit our ability to achieve our growth objectives and may have a material adverse effect on our financial results. If we incur significant costs in our efforts to acquire other businesses but fail to successfully complete those acquisitions, then our financial results will likely be materially adversely affected.

       Acquiring Additional Businesses Will Require Us to Borrow More. If we are to be successful in acquiring additional businesses, we likely will have to borrow more money. Our current amount of debt already greatly exceeds our historically low debt levels. There can be no assurance that we will be able to borrow sufficient additional money on terms satisfactory to us, if at all, in order to fund our growth plan. If we fail to do so, we will be limited in our ability to make acquisitions for cash. Such a limitation will substantially limit our ability to achieve our growth objectives. Even if we are successful in borrowing more money on favorable terms, our increased debt levels will increase our interest expense levels and may make our financial condition more risky and susceptible to a downturn in our business.

       We May Not be Able to Successfully Integrate Acquired Businesses. Even if we successfully acquire additional businesses, we may not be able to successfully integrate those businesses into ours. As of the end of 2001, we have only acquired and integrated one business. If we are unable to successfully integrate potential future acquired businesses on a timely and effective basis, we may not realize the anticipated financial, operational and other benefits from such acquisitions. We may also incur substantial additional and unanticipated costs and delays in integrating acquired businesses. Any of these failures, delays or additional costs would likely materially adversely affect our financial results. Further, our integration efforts may divert our management's attention away from our existing business.

       Our Acquisition of Additional Retail Supermarkets May Affect Our Gross and Net Profit Margins. Compared to our wholesale food business, our retail supermarket operations generally have higher gross profit margins and lower net profit margins. If the majority of our growth comes from the acquisition of retail supermarkets and these retail supermarkets have gross and net margins similar to our existing retail supermarkets, our gross profit margins will increase, but our net profit margins will decrease. A reduction in our net profit margin may have a material adverse effect on the prevailing market price of our Common Stock.

       Incurrence of Additional Debt May Require us to Reduce or Eliminate Our Cash Dividends and Stock Repurchase Program. We may need to amend our existing loan agreements or enter into new loan agreements to borrow more money to fund our growth strategy. These loan agreements may limit or prohibit our ability to continue to pay cash dividends on, and continue our corporate repurchase program for, our Common Stock. A reduction or elimination of our cash dividends, or our corporate stock repurchase program, may have a material adverse effect upon the prevailing market price of our Common Stock.

       Our Growth Strategy May Dilute our Existing Shareholders. We may issue additional Common Stock to finance some or all of our potential future acquisitions or to raise cash that can be used to either fund future acquisitions or pay off debt incurred to fund prior or then pending acquisitions. Such potential additional share issuances will have a dilutive effect on the relative percentage ownership interests of our existing shareholders and may decrease our earnings per share unless our earnings resulting from such acquisitions also increase to at least offset the additional shares. There can be no assurance that we will be able to increase our net earnings sufficiently from any such potential acquisitions to avoid decreases in our earnings per share. A decrease in our earnings per share may have a material adverse effect upon the prevailing market price of our Common Stock.

       Our Potential Future Acquisitions May Lower Our Earnings Per Share. There can be no guarantee that we will be able to acquire businesses at prices that will allow such acquired operations to increase our earnings per share. The integration costs and diversion of management's attention to newly acquired businesses, and other potentially higher operating and administrative expenses that are typically incurred in the quarters immediately following business acquisitions, may adversely affect our financial results and may continue to do so unless and until we can successfully integrate the acquired business and fully realize any anticipated financial, operational and other benefits from such acquisitions.

       Potential Future Sales of Our Franchised Supermarkets May Lower Our Earnings. The majority of our supermarkets are owned and operated by franchisees, most of whom own only one or two supermarkets. Certain of our franchisees are approaching retirement age and may, within the next few years, decide to sell their supermarkets. Some of these franchisees may propose to terminate their franchise agreements and sell their supermarkets to parties that do not want to operate the supermarkets as our franchisees. We have a right to purchase our franchised supermarkets upon termination of our franchise agreements and it is likely that we would opt to purchase the majority of our franchised supermarkets in such cases. A significant number of such purchases during a relatively short period would likely result in our spending substantial amounts, probably funded through increased borrowing. Increased debt levels will increase our interest expense levels, may make our financial condition more risky and susceptible to a downturn in our business and may limit our ability to pursue other acquisition opportunities. If we do not exercise our right of first refusal and allow franchised supermarkets to be sold, we will lose the sales and profits associated with these supermarkets.

       Our Ability to Attract and Retain Quality Retail Supermarket Managers and Franchise Operators Will Directly Impact Our Ability to Achieve Certain of Our Growth Objectives. We intend to try to increase the size of our business by acquiring retail supermarkets and increasing the number of our franchised supermarkets. There can be no assurance that we will be able to attract or retain quality retail supermarket managers and franchise operators for these potential additional supermarkets. Failure to successfully attract and retain high quality retail supermarket managers and franchise operators could limit our ability to achieve certain of our important growth objectives.

       Decreases in the Purchasing Power of a Cooperative of Which We Are a Member May Lower Our Earnings. We are a member of Topco, LLC. Topco is a large purchasing cooperative whose member-owners consist of 26 regional supermarket chains and food services organizations. World Brands is a division of Topco consisting of 17 of Topco's 26 members. We purchase substantially all of our private label items and fresh meats and most of our store equipment and supplies through Topco at prices that are lower than prices that are otherwise available to us. Similarly, through World Brands, we obtain products from national brand manufacturers at prices that are lower than those that would otherwise be available to us. Within the past few years, certain members have been acquired by non-members and have withdrawn from Topco. Significant additional withdrawals from Topco may affect the purchasing power of both Topco and World Brands and their ability to obtain favorable purchase prices, which in turn could result in an increase in our costs and have a material adverse effect on our financial results.

       Increasing Health Care Costs Have Lowered, and May Continue to Lower, Our Earnings. Like many other companies, we experienced significant increases in our on-going employee health care expenses during 2001. We believe that these cost increases are likely to continue in the future. In addition, a multiemployer health, welfare and benefits plan provides benefits to our retail union employees. From time to time, this plan may experience a shortfall because its costs exceed the payments it receives from the companies that participate in the plan. When this happens, we are required to make a supplemental payment to fund a portion of the shortfall. In 2001, we were required to make a supplemental payment of approximately $500,000 to cover such a shortfall. Because we have not been able to recover these cost increases from our customers, these increases have had, and likely will continue to have, a material adverse effect on our financial results.

       Unfavorable Treatment by Our Vendors, Including a Decrease in Our Vendors' Promotional Funds, May Lower Our Earnings. Some of our vendors have been consolidating. This consolidation could decrease the total amount of vendor funds available to grocery wholesalers and retailers, including to us. In addition, vendors are trying to ensure that their promotional fees and allowances are used more effectively by retailers to directly increase the vendors' sales volume. As a result of such efforts, vendors are increasingly directing the majority of their promotional dollars to larger self-distributing supermarket chains. In addition, vendors sometimes offer our larger competitors promotions, packaging, payment terms and product availability that are not made available to us. We expect these trends to continue. Because we are a relatively small company in our industry, we may not be able to maintain our existing levels of vendor marketing and promotional funds. If we cannot at least maintain our existing level of these funds our financial results will be materially adversely affected.

       We May Incur Future Retail Repositioning Charges. Certain of our franchised and corporate supermarkets continue to experience a variety of operational problems and poor financial performance. In order to further improve our overall financial results, we continue to actively evaluate various business alternatives to these underperforming operations. These alternatives include the potential sale of these supermarkets, conversion of franchised supermarkets into corporate supermarkets (and vice versa), closing supermarkets and implementing other operational changes. It is possible that one or more of these actions may be taken in 2002. Implementing any of these alternatives would result in our incurring significant repositioning or restructuring charges which would materially adversely affect our financial results.

       Our Union Workforce May Be a Disadvantage. As of December 29, 2001, approximately 85% of our employees were covered by union contracts. If we increase the size of our business primarily by acquiring additional retail supermarkets, the percentage of our employees covered by union contracts may increase. Certain of our competitors may have a competitive advantage resulting from utilizing lower-cost, non-union workforces. Also, one or more of our retail supermarkets or wholesale distribution facilities may experience a work stoppage or other labor disruption. Any significant labor disruption involving our employees would have a material adverse effect on our financial results.

       We Are Susceptible to Localized Economic Downturns. As of the date of this prospectus, all of our operations were located in Wisconsin and northern Illinois. As a result, downturns in the general economy in this geographic region may have a material adverse effect on our financial results. There can be no assurance that we will be able to open or acquire additional wholesale distribution facilities or retail supermarkets in the number of new markets necessary to achieve geographic diversification.

       Our Success is Largely Dependent on Our Senior Management. Our key senior executives have many years of experience in both the supermarket retail and grocery wholesale industries. They have coordinated the formulation of our new growth strategy and are responsible for the development of our strategic growth initiatives, the replacement of our business information systems and our financial results. As a result, our success is largely dependent on the efforts of our senior management team. We do not have employment contracts, noncompetition agreements or key-man insurance with or on any of our senior executives. If we were to lose the services of one or more of our key senior executives, our financial results may be materially adversely affected.

       We May Become Involved in Litigation Related to Product Liability, Food Contamination or Other Claims. Like any other seller of food, we face an inherent risk of exposure to product liability or food contamination claims if the products we sell cause injury or illness. We cannot assure you that our insurance or contractual indemnification protections will be adequate to cover these potential liabilities. If we do not have adequate insurance or contractual indemnification available, product liability claims could have a material adverse effect on our financial results.

       Significant Sales of our Common Stock May Adversely Affect the Prevailing Market Price for Our Common Stock. The average daily trading volume for our Common Stock on the Nasdaq National Market is very low. As a result, significant purchases or sales of our Common Stock within a short time period in the public market may result in significant changes in the prevailing market price of our Common Stock. This relative lack of trading volume makes it difficult to sell significant quantities of our Common Stock within a short time period in the public market. If we are successful in executing our growth strategy, certain of our larger shareholders may decide that our company no longer fits their investment criteria. Sales of significant quantities of our stock by any of our shareholders, including sales or potential sales by the Selling Shareholders pursuant to this prospectus, within a short period of time may adversely affect the prevailing market price of our Common Stock.

       Certain Wisconsin Laws May Discourage Certain Takeover Proposals. Wisconsin corporate law contains several provisions which may discourage nonnegotiated takeover proposals for us or limit or block certain business combinations between us and one of our major shareholders. Such provisions include (i) limiting the voting power of certain persons owning in excess of 20% of our voting power; (ii) requiring a supermajority vote of shareholders to approve certain business combinations not meeting certain price standards; and
(iii) prohibiting certain business combinations between us and one of our major shareholders for a period of three years, unless such acquisition has been approved in advance by our board of directors. Because these provisions may discourage certain acquisition proposals, our shareholders who wish to participate in such a transaction may not have an opportunity to do so.

       Our Shareholder Rights Plan Could Discourage Certain Takeover Proposals. Our shareholder rights plan may discourage a third party from making a proposal to acquire the Company which we have not solicited or do not approve, even if the acquisition would be beneficial to our shareholders. As a result, our shareholders who wish to participate in such a transaction may not have an opportunity to do so.

       Our Articles of Incorporation and Bylaws Contain Certain Anti-Takeover Provisions. Our Articles of Incorporation and Bylaws contain certain provisions that, among other things, provide for staggered terms for members of our board of directors, place certain restrictions on the removal of directors, authorize our board of directors to issue undesignated preferred stock in one or more series without shareholder approval, establish certain procedures to call a special meeting of shareholders, require advance notice for director nominations and certain other matters to be considered at meetings of shareholders and impose supermajority voting requirements on certain amendments to our Articles and Bylaws. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of our board of directors or our existing management, even if such actions would be beneficial to our shareholders.

       We may become subject to additional risks in the future. We may include these risks in future annual and quarterly reports we file with the Commission. These reports are incorporated into this prospectus by reference. If you are making an investment decision after the date of this prospectus and any of these reports have been filed, you should also consult and carefully consider the risk factors and other information in these reports. In addition, you should note that the fact that certain risks are common within any of our industries does not lessen the significance of the risk.

                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of the Selling Shareholders' shares pursuant to this prospectus. We will pay the expenses incident to the registration of the Selling Shareholders' shares subject to sale pursuant to this prospectus.

                              SELLING SHAREHOLDERS

       The 200,000 shares of Common Stock which may be sold pursuant to this prospectus by the Selling Shareholders represent shares initially issued and sold by us in a privately negotiated sale to the Selling Shareholders pursuant to the Investment Agreement, dated as of December 14, 2001 (the "Investment Agreement"). The aggregate number of shares of Common Stock beneficially owned by the Selling Shareholders as of February 28, 2002 are also set forth in the table below. All of the shares of Common Stock offered by the Selling Shareholders are issued and outstanding as of the date of this prospectus. Because the Selling Shareholders may acquire additional shares of our Common Stock and sell or distribute all or a portion of their shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares that the Selling Shareholders may beneficially own upon completion of this offering.

                                          NUMBER OF         NUMBER OF               NUMBER OF
                                            SHARES            SHARES               SHARES OWNED
  NAME OF SELLING                        BENEFICIALLY      REGISTERED FOR          AFTER SALE OF
   SHAREHOLDER                              OWNED          SALE HEREBY(1)       REGISTERED SHARES(2)

Calm Waters Partnership...........         201,649             184,849                    16,800
Walter Morris.....................          15,151              15,151                         0
     TOTAL........................          16,800             200,000                    16,800
                                           =======             =======                    ======
------------------------

(1)      This registration statement also covers any additional shares of Common
         Stock issued to the Selling Shareholders as owners of the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration.

(2) The numbers presented assume the sale of all of the shares registered hereunder and that the Selling Shareholders acquire no additional shares of Common Stock before the completion of the offering.

       Other than their shareholdings, neither of the Selling Shareholders have ever held any position, office, or other material relationship with us or any of our predecessors or affiliates.

                              PLAN OF DISTRIBUTION

       We are registering the potential sale of a total of 200,000 shares of Common Stock on behalf of the Selling Shareholders. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of Common Stock.

       The Common Stock subject to this prospectus may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors of the Selling Shareholders. Such sales may be made on the Nasdaq National Market or other exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions at mutually negotiated prices.

       The manner in which sales of Common Stock subject to this prospectus may be made include:

       -      ordinary brokerage transactions;

       -      transactions in which a broker solicits purchasers;

       -      block trades;

       - for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

       - purchases by a broker or dealer as principal and resale by such broker dealer for its account;

       -      put or call option transactions relating to the Common Stock;

       - transactions directly between seller and purchaser without a broker-dealer;

       -      in connection with hedging transactions;

       -      by pledge to secure debts and other obligations; or

       - in any combination of any of the foregoing transactions or by any other legally available means.

       To the extent required, this prospectus may be amended or supplemented from time to time to describe additional plans of distribution. In addition, any such shares that qualify for sale pursuant to Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this prospectus.

       In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. A broker or dealer that acts as agent for a purchaser of common shares would be paid by the purchaser. Such brokers or dealers and any other participating brokers or dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, discounts or concessions they make on resale may be deemed to be underwriting discounts or commissions under the Securities Act.

       We will pay the expenses incident to the registration of the sale of the shares which may be sold pursuant to this prospectus. The Selling Shareholders will pay the expenses of any attorneys, accountants or other advisors or professionals which they engage in connection with the sale of shares pursuant to this prospectus, as well as all brokerage commissions, fees and discounts.

       In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers.

       At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

       We have agreed to indemnify the Selling Shareholders and persons controlling the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify us and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders may indemnify any broker, dealer or other agent that participates in transactions involving the sale of the common shares, including against liabilities arising under the Securities Act.

       We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) December 14, 2003 or (ii) when all of the shares have been sold pursuant to the registration statement or Rule 144 under the Securities Act or any other rule of similar effect.

                                  LEGAL MATTERS

       The validity of the shares offered hereby has been passed upon by the law firm Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

       The consolidated financial statements of Fresh Brands, Inc. incorporated by reference in our Annual Report on Form 10-K for the year ended December 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                      * * *

       No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in our affairs since the date hereof or that the information contained herein or incorporated by reference herein is correct as of any time subsequent to its date.


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